(GCD LOGO)        191 N. Wacker Drive, Suite 3700               Washington, D.C.
                       Chicago, Illinois 60606                     Milwaukee, WI
                Tel 312 569 1000  Fax 312 569 3000                    Albany, NY
                                       www.gcd.com


                                                                     Exhibit 5.1





                                  June 20, 2005


Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085

                  Re:      Coleman Cable, Inc.
                           $120,000,000 9-7/8% Senior Notes due 2012

Ladies and Gentlemen:

         We have acted as special counsel to Coleman Cable, Inc., a Delaware corporation (the "Company"), and Baron Wire & Cable Corp., an Illinois corporation, CCI Enterprises, Inc., a Delaware corporation, CCI International, Inc., a Delaware corporation, Lakeside Drive Associates, Inc., a Delaware corporation, and Dekalb Works Company, an Illinois corporation (collectively, the "Subsidiaries"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the Company's offer to exchange up to $120,000,000 in aggregate principal amount of its new 9-7/8% Senior Notes due 2012 (the "Exchange Notes") for all of its outstanding 9-7/8% Senior Notes due 2012 (the "Outstanding Notes"). The Exchange Notes will be guaranteed, and the Outstanding Notes were guaranteed, by the Subsidiaries and Oswego Wire Incorporated, a Texas corporation ("Oswego") (the "Guarantees"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the "Indenture") between the Company, as issuer, the Subsidiaries, Oswego and Deutsche Bank Trust Company Americas, a corporation organized and issued under the laws of New York, as trustee (the "Trustee").

         This opinion letter is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         In connection with the preparation of this opinion letter, we have, among other things, read:

         (a) an executed original of the Indenture;

         (b) the certificate or articles of incorporation and by-laws of the Company and the Subsidiaries; and

         (c) copies of resolutions adopted by the Boards of Directors of the Company and the Subsidiaries relating to, among other things, the issuance and exchange of the Exchange

         Notes for the Outstanding Notes, the Guarantees and the filing of the Registration Statement.

         Subject to the assumptions, qualifications and limitations that are identified in this letter, we are of the opinion that:

         1. The issuance and exchange of the Exchange Notes for the Outstanding Notes have been duly authorized by the requisite corporate action on the part of the Company.

         2. The Guarantees have been duly authorized by the requisite corporate action on the part of each of the Subsidiaries.

         3. The Indenture has been duly authorized, executed and delivered by the Company.

         4. The Indenture has been duly authorized, executed and delivered by each of the Subsidiaries.

         5. When (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered in exchange for the Outstanding Notes, the Exchange Notes and the Guarantees will be validly issued by the Company and the Subsidiaries.

         We have assumed for purposes of this letter: each document we have reviewed for purposes of this letter is accurate and complete; each such document that is an original is authentic; each such document that is a copy conforms to an authentic original; and all signatures on each such document are genuine; that the Indenture constitutes a valid and binding obligation of the Trustee and that the Trustee has satisfied all legal requirements that are applicable to the Trustee to the extent necessary to entitle the Trustee to enforce such agreement.

         In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company, the Subsidiaries or their representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

         Our advice on every legal issue addressed in this letter is based exclusively on the laws of the States of Delaware and Illinois and the federal laws of the United States.

         We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

         Arnold & Porter may rely on this opinion in rendering its opinion filed as an exhibit to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,


                                                /s/ Gardner Carton & Douglas LLP